For the six month period ended (a) 10/31/01
File number (c) 811-4930

	SUB-ITEM 77 0

	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

HIGH INCOME SERIES

1.	Name of Issuer
  Broward Cnty Fla Resource Recover Wheelabrator

2.	Date of Purchase
  2/13/01

3.	Number of Securities Purchased
  81,436

4.	Dollar Amount of Purchase
  $7,979,900

5.	Price Per Unit
  $97.990

6.	Name(s) of Underwriter(s) or Dealer(s)
From whom Purchased
  Raymond James

7.	Other Members of the Underwriting Syndicate
	  Raymond James & Associates, Inc.
	  PaineWebber Incorporated
	  Prudential Securities Incorporated